                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                               (AMENDMENT NO. 7)*


                              The Brazil Fund, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title and Class of Securities)


                                    105759104
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                              Bruno Sangle-Ferriere
                             Carrousel Capital Ltd.
                              203-205 Brampton Road
                                 London SW3 1LA
                                +44 20 7823 7044
-------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)


                                 August 8, 2005
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               (Page 1 of 7 Pages)

-------------------                                                                              ---------------------------------
CUSIP No. 105759104                                   SCHEDULE 13D                                       PAGE 2 OF 7 PAGES
-------------------  -------------------------------------------------------------------------------------------------------------
        1            NAME OF REPORTING PERSONS
                     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Carrousel Fund Ltd.
-------------------  -------------------------------------------------------------------------------------------------------------
        2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [X]
                                                                         (b)  [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        3            SEC USE ONLY
-------------------  -------------------------------------------------------------------------------------------------------------
        4            SOURCE OF FUNDS*
                     OO
-------------------  -------------------------------------------------------------------------------------------------------------
        5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                          [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        6            CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
-------------------------------  --------  ---------------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                                     0
                                 --------  ---------------------------------------------------------------------------------------
       NUMBER OF SHARES             8      SHARED VOTING POWER
         BENEFICIALLY                                0
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                 --------  ---------------------------------------------------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                                     0
                                 --------  ---------------------------------------------------------------------------------------
                                   10      SHARED DISPOSITIVE POWER
                                                     0
-------------------  -------------------------------------------------------------------------------------------------------------
       11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              0
-------------------  -------------------------------------------------------------------------------------------------------------
       12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
       13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0.0%
-------------------  -------------------------------------------------------------------------------------------------------------
       14            TYPE OF REPORTING PERSON*
                     CO; IV(1)
-------------------  -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------

(1)       Not registered under the Investment Company Act of 1940.

-------------------                                                                              ---------------------------------
CUSIP No. 105759104                                 SCHEDULE 13D                                         PAGE 3 OF 7 PAGES
-------------------  -------------------------------------------------------------------------------------------------------------
        1            NAME OF REPORTING PERSONS
                     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     The Carrousel Fund II Limited
-------------------  -------------------------------------------------------------------------------------------------------------
        2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [X]
                                                                         (b)  [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        3            SEC USE ONLY
-------------------  -------------------------------------------------------------------------------------------------------------
        4            SOURCE OF FUNDS*
                     OO
-------------------  -------------------------------------------------------------------------------------------------------------
        5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                          [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        6            CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
-------------------------------  --------  ---------------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                                     0
                                 --------  ---------------------------------------------------------------------------------------
       NUMBER OF SHARES             8      SHARED VOTING POWER
         BENEFICIALLY                                0
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                 --------  ---------------------------------------------------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                                     0

                                 --------  ---------------------------------------------------------------------------------------
                                   10      SHARED DISPOSITIVE POWER
                                                     0
-------------------  -------------------------------------------------------------------------------------------------------------
       11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              0
-------------------  -------------------------------------------------------------------------------------------------------------
       12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
       13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0.0%
-------------------  -------------------------------------------------------------------------------------------------------------
       14            TYPE OF REPORTING PERSON*
                     CO; IV(1)
-------------------  -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------

(1)       Not registered under the Investment Company Act of 1940.

-------------------                                                                              ---------------------------------
CUSIP No. 105759104                                   SCHEDULE 13D                                       PAGE 4 OF 7 PAGES
-------------------  -------------------------------------------------------------------------------------------------------------
        1            NAME OF REPORTING PERSONS
                     I.R.S. IDENTIFICATION NOS.OF ABOVE PERSONS (ENTITIES ONLY)

                     Carrousel Capital Ltd.
-------------------  -------------------------------------------------------------------------------------------------------------
        2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [X]
                                                                         (b)  [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        3            SEC USE ONLY
-------------------  -------------------------------------------------------------------------------------------------------------
        4            SOURCE OF FUNDS*
                     N/A
-------------------  -------------------------------------------------------------------------------------------------------------
        5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                          [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        6            CITIZENSHIP OR PLACE  F ORGANIZATION
                     United Kingdom
-------------------------------  --------  ---------------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                                     0
                                 --------  ---------------------------------------------------------------------------------------
       NUMBER OF SHARES             8      SHARED VOTING POWER
         BENEFICIALLY                              185
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                 --------  ---------------------------------------------------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                                     0

                                 --------  ---------------------------------------------------------------------------------------
                                   10      SHARED DISPOSITIVE POWER
                                                   185
-------------------  -------------------------------------------------------------------------------------------------------------
       11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             185
------------------   -------------------------------------------------------------------------------------------------------------
       12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]
------------------   -------------------------------------------------------------------------------------------------------------
       13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0.001%
------------------   -------------------------------------------------------------------------------------------------------------
       14            TYPE OF REPORTING PERSON*
                     CO; IA(1)
-------------------  -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------

(1)       Not registered under the Investment Advisers Act of 1940.

-------------------                                                                              ---------------------------------
CUSIP No. 105759104                                   SCHEDULE 13D                                       PAGE 5 OF 7 PAGES
-------------------  -------------------------------------------------------------------------------------------------------------
        1            NAME OF REPORTING PERSONS
                     I.R.S. IDENTIFICATION NOS.OF ABOVE PERSONS (ENTITIES ONLY)

                     Bruno Sangle-Ferriere
-------------------  -------------------------------------------------------------------------------------------------------------
        2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [X]
                                                                         (b)  [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        3            SEC USE ONLY
-------------------  -------------------------------------------------------------------------------------------------------------
        4            SOURCE OF FUNDS*
                     N/A
-------------------  -------------------------------------------------------------------------------------------------------------
        5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                          [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
        6            CITIZENSHIP OR PLACE OF ORGANIZATION
                     France
-------------------------------  --------  ---------------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
                                                     0
                                 --------  ---------------------------------------------------------------------------------------
       NUMBER OF SHARES             8      SHARED VOTING POWER
         BENEFICIALLY                              185
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                 --------  ---------------------------------------------------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                                     0

                                 --------  ---------------------------------------------------------------------------------------
                                   10      SHARED DISPOSITIVE POWER
                                                   185
-------------------  -------------------------------------------------------------------------------------------------------------
       11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             185
-------------------  -------------------------------------------------------------------------------------------------------------
       12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]
-------------------  -------------------------------------------------------------------------------------------------------------
       13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0.001%
-------------------  -------------------------------------------------------------------------------------------------------------
       14            TYPE OF REPORTING PERSON*
                     IN
-------------------  -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------ --------------------------------------------------- -----------------------------------------------
CUSIP No. 105759104                               SCHEDULE 13D                                  PAGE 6 OF 7 PAGES
------------------------------ --------------------------------------------------- -----------------------------------------------


         This Amendment No. 7 to the Statement on Schedule 13D amends Item 5 of the Statement on Schedule 13D originally filed with the Securities and Exchange Commission on April 5, 2004 and amended by Amendment No. 1 filed on May 7, 2004 (and filed on May 26, 2004 under the proper form type), Amendment No. 2 filed on May 26, 2004, Amendment No. 3 filed on September 27, 2004, Amendment No. 4 filed on October 24, 2004, Amendment No. 5 filed on December 22, 2004 and Amendment No. 6 filed on July 6, 2005 by the Carrousel Fund Ltd. ("Carrousel Fund I"), The Carrousel Fund II Limited ("Carrousel Fund II"), Carrousel Capital Ltd. ("Carrousel"), and Bruno Sangle-Ferriere ("Sangle-Ferriere" and, collectively with Carrousel Fund I, Carrousel Fund II and Carrousel Capital, the "Reporting Persons") with respect to the shares of common stock, $0.01 par value per share (the "Common Stock"), of The Brazil Fund, Inc., a Maryland corporation (the "Fund").

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety to read as follows:

         (a) As of the date hereof, Carrousel and Sangle-Ferriere beneficially own 185 shares of Common Stock, which represents approximately 0.001% of the shares of Common Stock outstanding. As of the date hereof, neither Carrousel Fund I nor Carrousel Fund II owns any shares of Common Stock. To the knowledge of each of the Reporting Persons, no other person identified in Item 2 beneficially owns any shares of Common Stock.

         (b) As of the date hereof, Carrousel and Sangle-Ferriere have sole voting and dispository power with respect to 185 shares of Common Stock. As of the date hereof, neither Carrousel Fund I nor Carrousel Fund II has voting or dispository power with respect to any shares of Common Stock. To the knowledge of each of the Reporting Persons, no other person identified in Item 2 shares the power to vote or dispose of any shares of Common Stock. The information contained in Item 2 relating the persons identified in this Item 5(b) is incorporated by reference.

         (c) On August 8, 2005, (i) Carrousel Fund I sold 484,600 shares of Common Stock at a price of $40.80 per share to a broker-dealer and (ii) Carrousel Fund II sold 485,400 shares of Common Stock at a price of $40.80 per share to a broker-dealer.

         (d)      Not applicable.

         (e) On August 8, 2005, each of the Reporting Persons ceased to be a beneficial owner of more than 5% of the outstanding Common Stock.

------------------------------ --------------------------------------------------- -----------------------------------------------
CUSIP No. 105759104                               SCHEDULE 13D                                  PAGE 7 OF 7 PAGES
------------------------------ --------------------------------------------------- -----------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 18, 2005

                                         THE CARROUSEL FUND LTD.



                                         By: /s/ Bruno Sangle-Ferriere
                                             ----------------------------------
                                             Name:  Bruno Sangle-Ferriere
                                             Title: Attorney-in-fact

                                         THE CARROUSEL FUND II LIMITED



                                         By: /s/ Bruno Sangle-Ferriere
                                             ----------------------------------
                                             Name:  Bruno Sangle-Ferriere
                                             Title: Attorney-in-fact

                                         CARROUSEL CAPITAL LTD.



                                         By: /s/ Bruno Sangle-Ferriere
                                             ----------------------------------
                                             Name:  Bruno Sangle-Ferriere
                                             Title: Director



                                             /s/ Bruno Sangle-Ferriere
                                             ----------------------------------
                                             Bruno Sangle-Ferrier